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                                                                     EXHIBIT 5.1

                               December 23, 2002

Avaya Inc.
211 Mt. Airy Road
Basking Ridge, NJ  07920

       RE:      Registration Statement on Form S-4;
                67,995,334 Shares of Common Stock
                ------------------------------------------------

Ladies and Gentlemen:

         I am Senior Vice President, General Counsel and Secretary of Avaya Inc. (the "Company"), and, in such capacity, have acted as counsel to the Company in connection with the Company's Registration Statement on Form S-4 being filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), for the registration of the issuance of up to 67,995,334 shares of Common Stock, par value $0.01 per share, of the Company (the "Common Stock) in connection with the offer to exchange by Warburg Pincus Equity Partners, L.P., Warburg Pincus Netherlands Equity Partners I, Warburg Pincus Netherlands Equity Partners II, C.V., Warburg, Pincus Netherlands Equity Partners III, C.V. and the Company up to an aggregate of 67,995,334 shares of Common Stock and up to $200,000,000 in cash for up to $660,542,000 outstanding aggregate principal amount at maturity of the Company's Liquid Yield Option Notes due 2021 (the "Exchange Offer").

         I have examined and am familiar with the Restated Certificate of Incorporation and By-laws of the Company, as each is amended to date, and the proceedings of the Board of Directors of the Company with respect to the Exchange Offer and the issuance of Common Stock in connection therewith. I have also examined, or caused to be examined, such other corporate records, documents and instruments, and I have made, or caused to be made, such investigations of law, as are in my judgment necessary or appropriate as a basis for the opinions expressed below.

         In rendering the following opinions, I have assumed that the actions relating to the authorization, registration, offer and issuance of the Common Stock taken by the Company's Board of Directors prior to the date of this opinion will not be revoked by any action of the Company's Board of Directors after the date hereof.

         Based upon the foregoing, I am of the opinion that:

         1. The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware.

         2. The Common Stock to be issued in the Exchange Offer will, when issued, be validly issued, fully paid and non-assessable.



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         In rendering the foregoing opinions, the examination of law referred to above has been limited to, and I express no opinions as to matters under or involving any laws other than, the Federal laws of the United States of America and the General Corporation Law of the State of Delaware.

         I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                        Very truly yours,

                                        /s/ Pamela F. Craven

                                        Pamela F. Craven
                                        Senior Vice President,
                                        General Counsel and Secretary





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